Exhibit 10.14
XHIBIT, LLC

Employment Agreement
(Dzenis Softic)

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made to be effective as of October 1, 2011. (the "Effective Date'') by and between XHIBIT, LLC, a Nevada limited liability company ("Employer"), and Dzenis Softic ("Employee").

PRELIMINARY STATEMENTS:

    A.  Employer desires to employ Employee on the terms and conditions described herein

    B.  Employee  desires  to  accept  such  employment  on  the  terms  and  conditions described herein.

    In consideration of the mutual promises, terms, provisions  and conditions  contained in this Agreement, the parties agree as follows:

AGREEMENT:

    1.  Definitions. For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

    "Agreement" means this Employment Agreement,  as amended, modified  or restated from time to time.

    "Base Salary" is defined in Section 3.1.

    "Basic Compensation" means Base Salary and Benefits.

    "Benefits'' is defined in Section 3.2.

    "Board of Directors" means the Board of Directors of the Employer, or if the Employer does not have a board of directors, the body, entity or other Person that holds similar oversight and management authority for Employer. Including, without limitation, the manager of the Employer.

    "Business" is defined as the business of online advertising and digital sales of goods and services.

    "Confidential Information" means any and all:

       (a) Trade secrets concerning the business and affairs of Employer, its Related Persons, and their respective subsidiaries, including product specifications, data, know-how,   formulae,   compositions,   processes,   designs,   sketches,  photographs,   graphs, drawings, samples, inventions and ideas, past, CUlTent and planned research  and development , current and planned manufacturing or distribution methods and processes,  lists of CUlTent and prospect ive customers. cun-ent and anticipated customer requirements, price lists, market studies, business plans, computer sofuvare and programs (including, but not limited to, object code and source code), computer sofuvare and database technologies, systems, structures and architectures (and related fommlae. compositions, processes, improvements, devices, irnow-how,  inventions,  discoveries,  concepts,  ideas,  designs, methods and informat ion), and  any other information , without regard to fonn and however documented, that is a trade secret within the meaning of any applicable state trade secret law ("Trade Secrets"); and

             (b) Information concerning the business and affairs of Employer and its subsidiaries (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, employee compensation information, personnel training and techniques and materials), without regard to form and however documented, but that does not qualify as a Trade Secret.

    Confidential Information does not include such information that is or becomes generally available to the public.

    "Effective Date" is defined in the preamble.

    "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or governmental body or any other similar entity.

    "Proprietary Items" is defined in Section 5.3(a)(iii).

    "Related Persons" means Employer and all of its direct or indirect parents, subsidiaries and affiliates.

    "Term" means the period of Employee's employment under this Agreement, which begins on the Effective Date and ends on the effective date of Employee's termination of employment for whatever reason under this Agreement.

    "Trade Secrets" is defined in the definition of Confidential Information.

2.  Employment Terms and Duties.

    2.1  Employment. Employer hereby employs Employee for the position set forth in Exhibit A, and Employee hereby accepts employment by Employer, upon the terms and conditions set forth in this Agreement.

    2.2  Term. During the Term, Employee will be employed at-will and not for any specified period and may be terminated at any time, with or without cause or advance notice, by either Employee or Employer. No representative of Employer, other than a duly authorized representative of the Board of Directors, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Employee and the Board of Directors' duly authorized representative. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship .

    2.3  Duties.  Employee will. have the duties set forth in Exhibit A together with such duties as are directed in writing by the Board of Directors of Employer or Employer's designee. Employee will devote all of Employee's time, attention. skill and energy to the business of Employer during business hours and during such other hours as may be reasonably necessary to fulfill Employee's duties and responsibilities, with the except ion of absences on account of illness or vacation in accordance with Employer's policies in effect from time to time.

3.  Compensation and Benefits.

    3.1  Compensation. During the Term, Employee will be paid the compensat ion set forth in Exhibit A.Employee's annual gross base salary ("Base Salary..), less required deductions for state and federal withholding tax, social security, if and all other employment taxes and payroll deductions, if applicable, will be payable in equal periodic installments in accordance with Employer's customary payroll practices in effect from time to time, but no less frequently than monthly.

    3.2  Benefits.  Employee will, during the Term, be eligible to participate in life insurance, hospitalization, major medical, management incentive plans and other fringe benefits generally available to employees of Employer that may be in effect from time to time, subject to the terms and conditions of Employer's benefit plan documents (collectively, the ''Benefits"). Employer reserves the right to change or eliminate the Benefits on a prospective basis, at any time, effective upon notice to Employee.

4.  Termination.

    4.1  Termination Pay.  Effective upon the termination of Employee's employment under this Agreement ("Termination Date"),  Employer will be obligated to pay Employee (or, in the event of Employee's death, Employee's designated beneficiary as defined below) only the amount equal to Employee's Base Salary then in effect, prorated to the date of termination along with any accrued Benefits as of the Termination Date. For purposes of this Section 4, Employee's designated beneficiary will be such individual beneficiary or trust, located at such address as Employee may designate by notice to Employer from time to time or, if Employee fails to give notice to Employer of such a beneficiary, Employee's estate. Notwithstanding  the preceding sentence, Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of Employee, to determine whether any beneficiary / designated by Employee is alive or to ascertain the address of any such beneficiary, to determine the existence of any tmst, to determine whether any Person purporting to act as Employee's personal representative (or the trustee of a trust established by Employee) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative,  or  trustee. Upon payment of the amounts set forth in this Section 4, Employer's obligations under this Agreement to make any further payments of any kind or provide any benefits of any kind to Employee shall thereupon cease and terminate.

    4.2  Benefits. Subject to Section 4, Employee's accrual of, or participation in plans providing for, Benefits will cease on the Termination Date.

5.  Nondisclosure  Covenant.

    5.1  Agreements of Employer. In connection with Employee's employment with Employer, Employee will need access to Cbnfidential Information necessary to perform Employee's duties. Employer  agrees and promises that, after the beginning of, and throughout the entirety of, the Term, Employer will provide or give access to Employee such Confidential Information necessary to perform Employee's duties from time to time, as it exists as of the Effective Date and as Employer continues to acquire and develop new and additional Confidential Informtion throughout the Term, subject to Employee accepting employment hereunder and Employee's continued compliance with the  terms  and agreements of this Agreement.

    5.2  Acknowledgments by Employee. Employee acknowledges that (a) dming the Term and as a part of Employee's employment. Employee will be afforded access to Confidential Infom1ation; (b) public disclosure of such Confidential Infonnation could have an adverse effect on Employer, Employer's Related Persons and their businesses; and (c) the provisions of this  Section 5 are reasonable and necessary to prevent the  improper use or disclosure of Confidential Information.

    5.3  Agreements of Employee.  In consideration of the compensation and benefits to be paid or provided to Employee by Employer under this Agreement and the promise set fo1th in Section 5.1, Employee covenants as follows:

       (a) Confidentiality.

          (i)  During and following the Tem1, Employee shall: (i) hold in strict confidence and not disclose any Confidential Information to any third party without Employer's prior wTitten consent; (ii) use such Confidential Information only to the extent required to perfom1 the  Employee 's duties under this Agreement; (iii) not reproduce Confidential Information in any form except as required to perform the Employee's duties under this Agreement; (iv) not reverse-engineer, decompile, or disassemble any software or devices disclosed by Employer; (v) not directly or indirectly export or transmit any Confidential Information to any country to which such export or transmission is restricted by regulation or statute; and (vi) promptly provide Employer with notice upon discovery of any loss or unauthorized disclosure of the Confidential Information or any actual or threatened breach of the tem1s of this Agreement.

          Notwithstanding the foregoing, Employee may disclose Confidential Information in accordance with a judicial or other governmental order; provided, however, that Employee shall give Employer timely written notice prior to any such disclosure in order to permit Employer to seek confidential treatment of such  information.  Employee's obligations under this Section 5.3 with respect to any and all Confidential Information disclosed to Employee shall remain in effect for five (5) years from the date of disclosure of such Confidential Information, regardless of the tennination or expiration of this Agreement.

          Nothing contained in this Agreement shall be construed as granting to Employee any rights, by license or otherwise, to any Confidential Information, or to invention or any patent, copyright, trademark, or other intellectual property right that has issued or that may issue, based on such Confidential Information. Employee shall not make, have made, use or sell for any purpose any product or service or other item using, incorporating or derived from any Confidential Information absent the separate prior written consent of Employer, nor may Employee make any filing or registration of intellectual property rights based on the Confidential Information.

          (ii)  Any Trade Secrets of Employer will be entitled to all of the protections and benefits under any applicable state trade secret law and any other applicable law:

          (iii)  Employee will not remove from Employer's premises (except to the extent such removal is for purposes of the performance of Employee's duties at home or while traveling for the business of Employer), any document record , notebook, plan. model, component , device or computer software or code. whether embodied in a disk or in any other fonn owned by Employer or any client of Employer or Employer's Related Persons (collectively, the ''Proprietary Items"). Employee recognizes that as between Employer and Employee all of the Proprietary Items, whether or not developed by Empl.oyee, are the exclusive property of Employer. Upon termination of Employee's employment  by  either party , or upon the request of Employer during the Term, Employee will return to Employer all of the Proprietary Items in Employee's possession or subject to Employee's controL and Employee will not retain any copies, abstracts, sketches or other physical embodiment of any of the Proprietary Items, except only that Employee may retain copies of items reasonably necessary and appropriate to demonstrate Employee's professional and managerial recommendations and opinion; provided, however, that such Proprietary Items will be used solely for the purpose of protecting Employee from liabilities and claims.

       (b)  Disputes or Controversies. Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. To tbe extent possible, all pleadings, documents, testimony and records relating to any such adjudication and containing Confidential Information (to the extent appropriate) will be maintained in secrecy and will be available for inspection by Employer, Employee and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain  all such information  in  secrecy, except  as may  be limited by them in writing.

6.  Noninterference Covenant.

    Acknowledgments by Employee.  Employee  acknowledges  that:  (a) the services to be perfom1ed by Employee under this Agreement are of a special,  unique, unusual, extraordinary and intellectual character; (b) in Employee's capacity as a senior employee of Employer, Employee will have detailed knowledge and understanding of all aspects of Employer's business and operations , including its customer base, supplier base, product development and business plans and target markets; (c) for purposes of this Agreement the term "Covered Customer/Supplier" shall mean any Person who was a customer/supplier or prospecti ve customer/supplier of Employer (or its predecessors in interest) or a Related Person during the last twelve (12) months of Employee's Tern  and who Employee (i) received or accessed Confidential Infonnation about, (ii) had contact with, or (iii) supervised others who had contact with: (d) for purposes of this Agreement the term "Covered Employee" shall mean any Person who was an employee of Employer (or its predecessors in interest) or a Related Person during the last twelve (12) months of Employee's Term; and (e) the provisions of this Section 6 are reasonable and necessary to protect Employer's businesses.

    6.2  Covenants of Employee. In consideration of Employer providing Employee with Confidential Information at the inception of, and throughout. the Term, and for other valuable consideration, Employee covenants that Employee will not directly or indirectly:

    (a)  Whether for Employee's own account or the account of any other Person, at any time during the Term and for a period of two (2) years following the end of the Term (the "Post Term"), hire or otherwise compensate or solicit or in any manner induce, assist or attempt to induce or assist any Covered Employee to terminate his/her employment with Employer or Employer' s Related Person.

    (b) Whether for Employee's own account or for the account of any other Person, at any time during the Tenn and the Post-Term, solicit any Covered Customer/Supplier, for the purpose of marketing or selling a product or service competitive, either directly or indirectly in any way, with any product or service of Employer or a Related Person or encourage or induce any Covered Customer/Supplier to stop, modify or reduce business done with Employer or a Related Person.

    6.3  Reformation. The parties agree that in the event any of the covenants contained in this Section 6 are held by any court to be overbroad in its duration or scope, then the court shall have the authority to reform the covenant to the minimum extent necessary to make the covenant enforceable.

    6.4  Tolling. If Employee violates any of the restrictions  contained  in  this Section 6, the period during which such provision is applicable shall be extended for such time that Employee remains in violation of the restriction .

7.  Intellectual  Property.

    7.1  Ownership by Company.  Employee recognizes and agrees that all ideas, inventions, designs, processes, discoveries, enhancements, phms, writings. and other developments or improvements (the "Inventions") conceived by Employee, alone or with others, during the term of Employee's  employment,  whether or not during working hours, that are within the scope of Employer's business operations or that relate to any of Employer's work or projects (including any and all inventions based wholly or in part upon ideas conceived during Employee's employment with Employer), are the sole and exclusive property of Employer.

    7.2  Assignment. Employee further agrees that (i) Employee will promptly disclose all Inventions to Employer and hereby assigns to  Employer all present and future rights Employee has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark, trade secrets or other intellectual property; and  (ii) all of the Inventions eligible under the copyright laws are "work made for hire."

    7.3  Transfer of Rights. At the request of and without charge to Employer, Employee will do all things deemed by Employer to be reasonably necessary to perfoct title to the Inventions in Employer and to assist in obtaining for Employer such patents , copyrights or other protection as may be provided under law and desired by Employer, including but not limited to executing and signing any and all relevant applications, assignments or other instruments . If Employee refuses or fails to perform such acts or execute such instruments within fifteen (15) days of such request, Employer may do so as Employee's attorney-in-fact for such purpose . The transfer of rights in this Section 7 will not be subject to termination or revocation under any circumstances.

    7.4  Existing Intellectual Property. Employee hereby lists below all patents, copyrights, trademarks and other intellectual property Employee wishes to claim as existing prior to the date of this Agreement:  __________________________________________________.
Employee further agrees that Employer retains sole worldwide ownership rights to the Socialite Live gaming platform, domain, programming code and any and all other related Intellectual / Property associated with the Socialite Live game previously under joint development by and between Employer and Employee prior to the Effective Date of this Agreement.

8.  Representation. All parties to this Agreement  acknowledge  that  the law firm of Jnvicta Law Group, PLLC, is representing Employer in connection with this Agreement. Employee acknowledges that Employee has been advised to seek  separate  legal  counsel regard ing this Agreement and any related documents and to consult with a tax advisor regarding federal and state tax consequences of entering into this Agreement and purchasing. and accepting options to purchase, stock of Employer hereunder.

9.  General Provisions.

    9.1  Injunctive Relief and Additional Remedy. Employee acknowledges that the injury that would be suffered by Employer or Employer's Related Persons as a result of a breach of Sections 5, 6 or 7 would be irreparable and that an award of monetary damages to Employer or any of Employer 's Related Persons for such a breach would be an inadequate remedy . Consequently, Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any such provision of this Agreement without the necessity of posting a bond .

    9.2  Covenants of Sections 5, 6 or 7 are Essential Covenants. The covenants by Employee in Sections 5, 6 or 7 are essential elements of this Agreement, and without Employee's agreement to comply with such covenants, Employer or Employer's Related Person would not have entered into this Agreement or employed Employee and would not have disclosed to Employee any of the Confidential Information. Employee has independently consulted with his or her own counsel and has been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by Employer or Employer's Related Persons. Employee's covenants in Sections 5, 6 or 7 of this Agreement are essential covenants and the assertion of any claim by Employee against Employer or Employer's Related Person under this Agreement or othenvise, will not excuse Employee's breach of any covenant in Sections 5, 6 or 7 of this Agreement. If Employee's employment hereunder expires or is terminated for any reason. this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agTeements of Employee in Sections 5, 6 or 7 of this Agreement.

    9.3  Representations and Warranties by Employee.

       (a)  Employee represents and warrants to Employer that the execution and delivery by Employee of this Agreemen t does not. and the performance by Employee of Employee's obligations hereunder \V:ill not. with or without the giving of notice or the passage of time, or both: (i) violate any judgment , wTit, inju nction or order of any com1, arbitrator or governmental agency applicable to Employee; or (ii) conflict with, result in the breach of any prov isions of or the term ination o1 or constitute a default under, any agreement to which Employee is a party or by which Employee is or may be bound.

       (b)  Employee represents and warrants to Employer that Employee is not subject to a non-compete, non-solicit or similar obligation with a former employer or other Person that will affect the perfonnance of Employee's duties with Employer.

    9.4  Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or pr ivilege will preclude any other or further exercise of such right. power or privilege or the exercise of any other right, power or privilege . To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be satisfied by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any  obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

    9.5  Binding   Effect;   Assignment:   Delegation   of   Duties   Prohibited. This Agreement will inure to the benefit of, and will be binding upon, the parties hereto and their respective successors, assigns heirs and legal representatives, including any  entity  with which Employer or a Related Person may merge or consolidate or to which all or substantially all of its assets may be transferred. This Agreement is expressly assignable by Employer without the consent of Employee in connection with any such transaction and may be assigned in the future by Employer to a Related Person. The duties and covenants of Employee under this Agreement, being personal, may not be assigned or delegated.

    9.6  Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when delivered by hand (with written confirmation of receipt); (b) sent by facsimile  (with written confirmation of transmission), provided that a copy is mailed by registered mail, postage prepaid, return receipt requested; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate from time to time by notice to the other parties):

If to Employer: With copies to: If to Employee:	Xhibit , LLC
774 Mays Blvd # 10-343
Incline Village, NV 89451
Attn: CFO
Facsimile: 888-234-4007

Invicta Law Group, PLLC
1000 Second Avenue, Suite 3310
Seattle, WA 98104-1019
Attn: Mark V. Jordan
Facsimile: (206) 903-6365

At that address set forth on the signature page hereto, or such other address Employee has subsequently provided in writing to Employer at the above address.

    9.7  Entire Agreement; Amendments.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

    9.8  Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to conflicts of laws principles.

    9.9  Attorneys' Fees. In the event of any dispute relating to this Agreement, the successful party in any litigation or arbitration shall be entitled to recover its reasonable attorney's fees or other costs incurred from the other party hereto.

    9.10  Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless othe1wise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstcu1ces require.  Unless otherwise expressly provided, the word "including" (or "included" or ''includes'') will be deemed to be followed by the phrase "without limitation.''

    9.11  Severability.  If a comt of law holds any provision of this Agreement to be illegal, invalid or unenforceable , (a) that provision will be deemed amended to provide Employer the maximum protection permitted by applicable law and (b) the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected.

    9.12  Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable docmnent format (pdf.)) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

    9.13  Mutual Negotiation. The parties have jointly participated in the negotiation, drafting and/or discussion of this Agreement. In the event of an ambiguity or question of intent or interpretation arises. this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS  WHEREOF, the parties hereto have executed and delivered this Agreement effective as of the Effective Date.

EMPLOYER: XHIBIT, LLC By: /s/ Chris Richarde Name: Chris Richarde Title: CEO EMPLOYEE: /s/ Dzenis Softic Dzenis Softic Address: Telephone Number: +387 65 518 061 Facsimile Number: +387 51 341 532

Exhibit A
Softic Employment Agreement

Title:  Chief Technology Officer

Duties:
    ●    Lead and direct the Company's efforts in the technical development of sotlware and technology platforms in support of the Company's various prope1ties and products.

    ●    Hire, develop and manage technology personnel to properly execute the products regarding ESP, affiliate tracking, social network properties, gaming division and other products, platforms and technology.

    ●    Identify, develop and implement new and evolving technologies in support of Company's strategic initiatives and delive1y of company's existing product and service offerings.

    ●    Develop  and  implement  best  practices  in  coding  conventions  and  documentation standards.

Base Salary:
$400 per month, $4,800 per annum

Stock Compensation:
Employee will be granted 1,582,060 membership units in Xhibit, LLC. The Units will be converted into shares of any successor corporation and will retain the same anti-dilution provisions and rights as held by the founding members.

Expense Reimbursement:
Employer will reimburse Employee for all reasonable business expenses incurred by Employee on behalf of Employer in the ordinary course of business while carrying out his duties.